UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 7, 2005 (September 7, 2005)

Rockwell Automation, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12383 (Commission File Number)	25-1797617 (IRS Employer Identification No.)

777 East Wisconsin Avenue, Suite 1400
Milwaukee, Wisconsin 53202
(Address of Principal Executive Offices) (Zip Code)

(414) 212-5299
(Registrant’s telephone number, including area code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        __ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        __ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        __ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        __ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

                         On September 7, 2005, the Board of Directors of Rockwell Automation, Inc. approved the Rockwell Automation, Inc. Incentive Compensation Plan, effective as of October 1, 2005. The purpose of the Plan is to provide a reward and an incentive to employees of Rockwell Automation who have contributed and in the future are likely to contribute to the success of the Corporation and to enhance the Corporation’s ability to attract and retain outstanding persons to serve in such capacities.

                         Salaried employees of Rockwell Automation (including those on authorized leave of absence) during part of the year for which an award is made are eligible to participate in the Plan. The Chief Executive Officer will annually review and make determinations on the eligibility for participation in the Plan.

                         Each year, the CEO will establish, and the Compensation and Management Development Committee will approve, financial goals and measures for the Corporation. Prior to the beginning of each fiscal year, the Committee will consider recommendations from the CEO on key enterprise measures, the weighting of the measures, and the threshold, target and maximum performance required for payment of awards as part of the establishment of goals for the new fiscal year. These goals may be adjusted by the Committee as necessary for prior year performance or unforeseen current year events. After the end of the fiscal year, the Committee will review the Corporation’s level of actual achievement of the key measures relative to the goals for the year.

                         The target incentive for each eligible employee will be established by Rockwell Automation and communicated to the employee each year. The target incentives for certain senior executive officers are subject to approval by the Committee.

                         Within 2 1/2 months after the end of each completed fiscal year, the CEO will submit to the Committee recommendations concerning awards for the completed fiscal year based on enterprise and individual performance evaluations. The Committee will then determine, in its discretion, for the immediately preceding year (i) the extent to which awards, if any, will be made, (ii) the total paid or payable for awards to all eligible employees under the Plan (excluding amounts payable to certain senior executive officers), and (iii) the amount of any award payable to senior executive officers. No employee who receives an award under the Rockwell Automation, Inc. Annual Incentive Compensation Plan for Senior Executive Officers will be eligible for awards under the Plan for that fiscal year.

                         Notwithstanding any other provision of the Plan, the Committee, in its sole discretion, may eliminate, reduce or increase the payment of an award to any participant and determine whether or not payment will be made in the event of a participant’s termination of service prior to the end of the performance period. The Committee will administer the Plan and will have the power to interpret the Plan. The Board of Directors and the Committee each have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time, except that no such

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action will adversely affect rights under an award already made, without the consent of the person affected.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                         On September 7, 2005, the Board of Directors of Rockwell Automation increased the number of directors of the Corporation from nine to ten in accordance with the By-Laws of the Corporation.

                         On September 7, 2005, the Board of Directors elected Barry C. Johnson, Ph.D. as a director of the Corporation to fill the vacancy created by such increase in the number of directors and designated him as a member of the class of Directors with a term expiring at the Corporation’s 2007 Annual Meeting of Shareowners. Dr. Johnson was also designated as a member of the Technology, Environmental and Social Responsibility Committee of the Board of Directors.

                         There is no arrangement or understanding between Dr. Johnson and any other person pursuant to which he was selected as a director. Dr. Johnson is not a party to any transaction subject to Item 404(a) of Regulation S-K involving Rockwell Automation or any of its subsidiaries.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10	Rockwell Automation, Inc. Incentive Compensation Plan.

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SIGNATURE

                         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL AUTOMATION, INC. (Registrant)
By	/s/ Douglas M. Hagerman

Douglas M. Hagerman Senior Vice President, General Counsel and Secretary

Date: September 7, 2005 (Page 4 of 4 Pages) EXHIBIT INDEX

Exhibit Number	Description
10	Rockwell Automation, Inc. Incentive Compensation Plan.